Exhibit 3

UBS AG

TO

U.S. BANK TRUST NATIONAL ASSOCIATION

Trustee

Fourth Supplemental Indenture

Dated as of August 5, 2013

Supplement to Indenture Dated

as of November 21, 2000

FOURTH SUPPLEMENTAL INDENTURE, dated as of August 5, 2013 (the “Fourth Supplemental Indenture”) to the Indenture, dated as of November 21, 2000, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006, the Second Supplemental Indenture thereto, dated as of December 13, 2010, and the Third Supplemental Indenture thereto, dated as of November 19, 2012 (as supplemented, the “Indenture”) between UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company”), having its principal office at Bahnhofstrasse 45, Zurich, Switzerland, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, pursuant to the Indenture, the Company issued $100,000,000 in aggregate principal amount of its ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN due May 22, 2042, linked to the Dow Jones U.S. Select Dividend Index, CUSIP No. 90268G607 (the “Dow Jones Select Dividend Notes”), $100,000,000 in aggregate principal amount of its ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN due March 19, 2042, linked to the Dow Jones Global ex-U.S. Select Real Estate Securities Index, CUSIP No. 90268A667 (the “Dow Jones International Real Estate Notes”), $100,000,000 in aggregate principal amount of its ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN due May 22, 2042, linked to the S&P High Yield Dividend Aristocrats Index, CUSIP No. 90267L409 (the “S&P Dividend Notes”), and $200,000,000 in aggregate principal amount of ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042, linked to the Market Vectors Global Mortgage REITs Index due, CUSIP No. 90269A302 (the “Mortgage REIT Notes”) (the Dow Jones Select Dividend Notes, the Dow Jones International Real Estate Notes, the S&P Dividend Notes and the Mortgage REIT Notes are each referred to herein as an “Affected Note” and, collectively, the “Affected Notes”), which constitute parts of the single series of the debt securities entitled “Medium-Term Notes, Series A” issued by the Company;

WHEREAS, in order to correct certain inconsistent provisions in the Affected Notes, the Company proposes to amend and restate the definition of “Call Settlement Date”;

WHEREAS, Section 901(10) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to Section 901(10) shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, this Fourth Supplemental Indenture is authorized by the UBS AG Group Treasurer December 9, 2011 Resolutions; and

WHEREAS, all acts and things necessary to make this Fourth Supplemental Indenture a valid and binding agreement of the Company and the Trustee according to its terms have been done and performed.

Now, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree for the equal and proportionate benefit of the Holders of the Affected Notes from time to time, as follows:

ARTICLE 1

Amendment of Affected Notes

Section 1.01. Concurrently with the execution and delivery of this Fourth Supplemental Indenture, each Affected Note shall be amended and restated in its entirety such that the definition of the term “Call Settlement Date,” which appears on the face of the Affected Notes, shall read in its entirety as set forth in Annex A hereto.

Section 1.02. Immediately following the execution and delivery of this Fourth Supplemental Indenture, each outstanding Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note shall be exchanged pursuant to the Indenture for a new Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note having the same principal amount and in substantially the form set forth in Annexes B-1, B-2, B-3 and B-4 hereto, respectively (it being understood that such forms of the new Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note in Annexes B-1, B-2, B-3 and B-4 are substantially identical to the forms of the outstanding Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note except that they include the amended definition referenced in Section 1.01 above), provided that the failure to issue a new Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note in exchange for any outstanding Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note, respectively, shall not affect the validity of such outstanding Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note or the effect of this Fourth Supplemental Indenture with respect to such outstanding Dow Jones Select Dividend Note, Dow Jones International Real Estate Note, S&P Dividend Note and Mortgage REIT Note.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes. Every Holder of the Affected Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Separability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 2.06. Further Instruments. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably be required to carry out the intent and purpose of this Fourth Supplemental Indenture.

Section 2.07. Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Fourth Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Section 2.08. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.09. Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effective by this Fourth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Fourth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first above written.

UBS AG

By:	/s/ Gordon S. Kiesling
Name: Gordon S. Kiesling
Title: Executive Director and Counsel
Region Americas Legal

UBS AG

By:	/s/ Hina Mehta
Name: Hina Mehta
Title: Executive Director and Counsel
Region Americas Legal

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Caroline H. Lee
Name: Caroline H. Lee
Title: Assistant Vice President

Annex A

Amended Definition of “Call Settlement Date”

“Call Settlement Date” means at least three, but not greater than six, Trading Days following the last Trading Day in the Call Measurement Period, subject to adjustment as provided under Section 3 hereof.